Filed Pursuant to Rule 433
Registration No. 333-227052

Final Term Sheet
January 4, 2021

THE HOME DEPOT, INC.
$500,000,000 0.900% Notes due March 15, 2028
$1,250,000,000 1.375% Notes due March 15, 2031
$1,250,000,000 2.375% Notes due March 15, 2051

Issuer:	The Home Depot, Inc.
Expected Ratings (Moody’s/S&P)*:	A2/A
Trade Date:	January 4, 2021
Settlement Date (T+3):
January 7, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof, you should consult your own advisors.

Title of Securities:	0.900% Notes due March 15, 2028	1.375% Notes due March 15, 2031	2.375% Notes due March 15, 2051
Principal Amount:	$500,000,000	$1,250,000,000	$1,250,000,000
Maturity Date:	March 15, 2028	March 15, 2031	March 15, 2051
Treasury Benchmark:	0.625% due December 31, 2027	0.875% due November 15, 2030	1.375% due August 15, 2050
Benchmark Yield:	0.639%	0.918%	1.668%
Spread to Benchmark:	35 bps	52 bps	77 bps
Reoffer Yield:	0.989%	1.438%	2.438%
Price to Public:	99.383%	99.404%	98.656%
Coupon:	0.900% per annum	1.375% per annum	2.375% per annum
Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on September 15, 2021.	Semi-annually on each March 15 and September 15, commencing on September 15, 2021.	Semi-annually on each March 15 and September 15, commencing on September 15, 2021.
Optional Redemption:	Prior to January 15, 2028, make-whole call at T+7.5 bps; par call on and after January 15, 2028.	Prior to December 15, 2030, make-whole call at T+10 bps; par call on and after December 15, 2030.	Prior to September 15, 2050, make-whole call at T+15 bps; par call on and after September 15, 2050.
Day Count Convention:	30/360	30/360	30/360
CUSIP/ISIN:	437076CE0 / US437076CE05	437076CF7 / US437076CF79	437076CG5 / US437076CG52

Joint Book-Running Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.